Exhibit 99.7

See Item 8.01 of the accompanying Current Report on Form 8-K for a detailed discussion of the facts surrounding, rationale for and other matters involving the following disclosure.

The following information replaces portions of Item 2 (Management's Discussion and Analysis of financial Condition and Results of Operations) previously filed in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 for WPS Resources. All other portions of Item 2 are unchanged.

Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION - WPS RESOURCES

WPS Resources is a diversified holding company operating through subsidiaries that provide energy and related services. Our wholly owned subsidiaries include two regulated utilities, WPSC and UPPCO, as well as certain transition costs related to the acquisition of retail natural gas distribution operations in Michigan and the anticipated acquisition of retail natural gas distribution operations in Minnesota from Aquila, Inc. (Aquila). Another wholly owned subsidiary, WPS Resources Capital Corporation, is a holding company for our nonregulated ESI subsidiary.

Strategic Overview

The focal point of WPS Resources' business plan is the creation of long-term value for our shareholders and our customers through growth, operational excellence, asset management, risk management, and the continued emphasis on reliable, competitively priced, and environmentally sound energy and energy related services. We are seeking growth of our regulated and nonregulated portfolio and placing an emphasis on regulated growth.  A discussion of the essential components of our business plan is set forth below:

Maintain and Grow a Strong Regulated Utility Base - We are focusing on growth in our regulated operations. A strong regulated utility base is important in order to maintain a strong balance sheet, predictable cash flows, a desired risk profile, attractive dividends, and quality credit ratings, which are critical to our success. WPS Resources believes the following recent developments have helped, or will help maintain and grow its regulated utility base:

•
WPSC is expanding its regulated generation fleet in order to meet growing electric demand and ensure continued reliability. Construction of the 500-megawatt coal-fired Weston 4 base-load power plant located near Wausau, Wisconsin, is underway, in partnership with DPC. In addition, WPSC is pursuing plans to construct other electric generation facilities in the future, in particular to meet new energy efficiency and renewables standards enacted in Wisconsin.

•
In September 2005, WPS Resources entered into definitive agreements with Aquila to acquire its natural gas distribution operations in Michigan and Minnesota and completed the acquisition of the Michigan operations on April 1, 2006. The purchase of the operations in Minnesota is expected to close in the summer of 2006, after approval is received from the Minnesota Public Utilities Commission. The addition of these regulated assets in close proximity to WPS Resources' existing regulated electric and natural gas operations in Wisconsin and Michigan will transition WPS Resources to a larger and stronger regional energy company.

•
We continue to invest in ATC and receive additional equity interest as consideration for funding a portion of the Duluth, Minnesota, to Wausau, Wisconsin, transmission line and currently expect this interest to contribute between 10% and 15% of earnings, on average.

•
WPSC continues to invest in environmental projects to improve air quality and meet the requirements set by environmental regulators. Capital projects to construct and upgrade equipment to meet or exceed required environmental standards are planned each year.

Integrate Resources to Provide Operational Excellence - WPS Resources is committed to integrating resources of its regulated business units and also its nonregulated business units, while maintaining any and all applicable regulatory and legal restrictions. This will provide the best value to all customers by leveraging the individual capabilities and expertise of each unit and assist in lowering costs for certain activities.

•	We have integrated resources at our nonregulated subsidiaries by restructuring the management teams of ESI and PDI and taking measures to reduce merchant generation market risk.
•
This strategy will also be demonstrated in our regulated business by optimally sourcing work and combining resources to achieve best practices at WPSC, UPPCO, and the natural gas distribution operations in Michigan and Minnesota, operational excellence, and sustainable value for customers and shareholders.

Strategically Grow Nonregulated Businesses - ESI will grow its electric and natural gas business (through strategic acquisitions, market penetration in existing markets, and new product offerings) by targeting growth in areas where it has market expertise and through "strategic hiring" in other areas. ESI also focuses on optimizing the operational efficiency of its existing portfolio of assets and pursues compatible development projects that strategically fit with its customer base and market expertise.

•
ESI began offering retail electric products primarily to large commercial and industrial customers in Illinois and New Hampshire and plans on marketing these products in the second quarter of 2006 in Rhode Island. Previously, in 2005, ESI was only offering natural gas products and energy management services to customers in Illinois and did not offer retail electric products in New Hampshire and Rhode Island.

•
ESI began developing a product offering in the Texas retail electric market in 2005. Entry into Texas, with its thriving market structure, provides ESI with an opportunity to leverage the infrastructure and capability ESI developed to provide products and services that it believes customers will value. ESI plans on serving customers in the Texas market starting in the third quarter of 2006.

•	ESI began marketing electric products to customers in Massachusetts in 2005 and has had initial success in signing up commercial and industrial customers.

Place Strong Emphasis on Asset and Risk Management - Our asset management strategy calls for the continuous assessment of our existing assets and the acquisition of assets that complement our existing business and strategy. This strategy also calls for the disposition of assets, including plants and entire business units, which are either no longer strategic to ongoing operations, are not performing as needed, or would reduce our risk profile. We maintain a portfolio approach to risk and earnings and expect ESI to provide between 20 and 30 percent of our earnings in the future.

•
The acquisition of the Michigan natural gas distribution operations from Aquila in April 2006, and the anticipated acquisition of the Minnesota natural gas distribution operations from Aquila will transition WPS Resources into a larger and stronger regional energy company.

•
On March 30, 2006, a subsidiary of WPS Resources entered into an agreement to sell its one-third interest in Guardian Pipeline, LLC to Northern Border Partners, LP for $38.5 million. The transaction closed in April 2006, resulting in a pre-tax gain of approximately $6 million in the second quarter of 2006. We believe it will provide a good opportunity to redeploy the proceeds into other investment opportunities providing value to our shareholders.

•
In April 2006, ESI sold WPS ESI Gas Storage, LLC, which owns a natural gas storage field in Kimball Township, St. Clair County, Michigan. ESI utilized this facility primarily for structured wholesale natural gas transactions as natural gas storage spreads presented arbitrage opportunities. ESI was not actively marketing this facility for sale, but believed the price being offered was above the value it would realize from continued ownership of the facility. Proceeds received in April from the sale of the Kimball natural gas storage field, stored gas, and other related assets were $19.9 million, which is expected to result in a pre-tax gain of approximately $9 million in the second quarter of 2006.

•
We continue to evaluate alternatives for the sale of our identified real estate holdings no longer needed for operation. See Note 4, “Acquisitions and Sales of Assets,” in the Condensed Notes to Financial Statements for more information related to Sunbury.

The risk management strategy, in addition to asset risk management, includes the management of market, credit and operational risk through the normal course of business.

•	Forward purchases and sales of electric capacity, energy, natural gas, and other commodities allow for opportunities to secure prices in a volatile price market.
•
An initiative we call "Competitive Excellence" is being deployed across our entire company. Competitive Excellence strives to eliminate work that does not provide value for our customers. This will create more efficient processes, improve the effectiveness of employees, and reduce costs.

Business Operations

Our regulated and nonregulated businesses have distinct competencies and business strategies. They offer differing energy and energy related products and services, and experience a wide array of risks and challenges. The "Management's Discussion and Analysis of Financial Condition and Results of Operations - Introduction - WPS Resources," appearing in our 2005 Form 10-K (and also included in this Current Report on Form 8-K) included a discussion of these topics. There have not been significant changes to the content of the matters discussed in the above referenced Section of our 2005 Form 10-K; however, certain tables have been updated and included below to reflect current information. These tables should be read in conjunction with the discussion appearing in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Introduction - WPS Resources," included in this Current Report on Form 8-K.

The table below discloses future natural gas and electric sales volumes under contract at ESI as of March 31, 2006. The table excludes volumes under contract for discontinued operations. Contracts are generally one to three years in duration. ESI expects that its ultimate sales volumes in 2006 and beyond will exceed the volumes shown in the table below as it continues to seek growth opportunities and existing customers who do not have long-term contracts continue to buy their short-term requirements from ESI.

Forward Contracted Volumes at 3/31/2006 (1)	4/01/06 to 3/31/07	04/01/07 to 03/31/08	After March 31, 2008

Wholesale sales volumes - billion cubic feet	137.0	14.8	5.8
Retail sales volumes - billion cubic feet	184.0	41.0	37.4
Total natural gas sales volumes	321.0	55.8	43.2

Wholesale sales volumes - million kilowatt-hours	15,815	7,027	4,346
Retail sales volumes - million kilowatt-hours	1,868	430	140
Total electric sales volumes	17,683	7,457	4,486

(1) This table represents physical sales contracts for natural gas and electric power for delivery or settlement in future periods; however, there is a possibility that some of the contracted volumes reflected in the above table could be net settled. Management has no reason to believe that gross margins that will be generated by the contracts included above will vary significantly from those experienced historically.

For comparative purposes, the future natural gas and electric sales volumes under contract at March 31, 2005, are shown below. The table excludes volumes under contract for discontinued operations. The actual electric and natural gas sales volumes for the three months ended March 31, 2006, and 2005 are disclosed within Results of Operations - WPS Resources, ESI Segment Operations below.

Forward Contracted Volumes at 3/31/2005 (1)	04/01/05 to 03/31/06	04/01/06 to 03/31/07	After March 31, 2007

Wholesale sales volumes - billion cubic feet	111.7	6.7	1.7
Retail sales volumes - billion cubic feet	155.6	30.7	12.6
Total natural gas sales volumes	267.3	37.4	14.3

Wholesale sales volumes - million kilowatt-hours	7,467	1,753	1,584
Retail sales volumes - million kilowatt-hours	3,863	1,575	285
Total electric sales volumes	11,330	3,328	1,869

(1) This table represents physical sales contracts for natural gas and electric power for delivery or settlement in future periods; however, there is a possibility that some of the contracted volumes reflected in the above table could be net settled.

Both retail and wholesale natural gas volumes under contract have increased as of March 31, 2006, compared to March 31, 2005. The increase in retail natural gas volumes under contract was driven by continued customer growth in Canada. Also, ESI has been able to lock in contracts with retail natural gas customers in other markets due to a decline in natural gas prices compared to the latter half of 2005. In the first quarter of 2006, customers were more inclined to lock in prices related to their natural gas purchases, compared to the first quarter of 2005. Increased volatility in natural gas prices and high natural gas storage spreads (future natural gas sales prices were higher than the near term price of natural gas) increased the profitability of natural gas transactions, driving the increase in wholesale natural gas sales volumes under contract at March 31, 2006, compared to March 31, 2005. Wholesale electric volumes under contract increased significantly at March 31, 2006. ESI continues to expand its wholesale origination capabilities with a focus on physical, customer-based purchase and sale agreements in areas where it has market expertise. The emphasis ESI is placing on its originated wholesale customer electric business is producing encouraging results and, as a result, ESI has recently locked in numerous contracts to provide electricity to customers in the future. Retail electric sales volumes under contract have decreased at March 31, 2006. ESI has experienced significant customer attrition in Michigan as a result of tariff changes granted to Michigan utilities and high wholesale energy prices. ESI's retail electric aggregation sales in Ohio ended on December 31, 2005, with the expiration of ESI's contracts with its Ohio aggregation customers.

In order to mitigate its exposure to credit risk, ESI employs credit policies. As a result of these credit policies, ESI has not experienced significant write-offs from its large wholesale counterparties to date. The table below summarizes ESI's wholesale counterparty credit exposure, categorized by maturity date, as of March 31, 2006. At March 31, 2006, ESI had net exposure with two investment grade counterparties that were more than 10% of total exposure. Net exposure with these counterparties was $47.9 million and is included in the table below.

Counterparty Rating (Millions) (1)	Exposure (2)	Exposure Less Than 1 Year	Exposure 1 to 3 Years	Exposure 4 to 5 years

Investment grade - regulated utility	$32.0	$22.4	$7.2	$2.4
Investment grade - other	125.4	72.8	48.3	4.3

Non-investment grade - regulated utility	6.9	6.9	-	-

Non-rated - regulated utility (3)	14.1	4.6	7.8	1.7
Non-rated - other (3)	64.8	52.8	10.0	2.0

Exposure	$243.2	$159.5	$73.3	$10.4

(1) The investment and non-investment grade categories are determined by publicly available credit ratings of the counterparty or the rating of any guarantor, whichever is higher. Investment grade counterparties are those with a senior unsecured Moody's rating of Baa3 or above or a Standard & Poor's rating of BBB- or above.

(2)Exposure considers netting of accounts receivable and accounts payable where netting agreements are in place as well as netting mark-to-market exposure. Exposure is before consideration of collateral from counterparties. Collateral, in the form of cash and letters of credit, received from counterparties totaled $63.0 million at March 31, 2006, $39.1 million from investment grade counterparties, and $23.9 million from non-rated counterparties.

(3) Non-rated counterparties include stand-alone companies, as well as unrated subsidiaries of rated companies without parental credit support. These counterparties are subject to an internal credit review process.

RESULTS OF OPERATIONS - WPS RESOURCES

First Quarter 2006 Compared with First Quarter 2005

WPS Resources Overview

WPS Resources' results of operations for the quarters ended March 31 are shown in the following table:

WPS Resources' Results (Millions, except share amounts)	2006	2005	Change

Income available for common shareholders	$60.1	$65.9	(8.8%)
Basic earnings per share	$1.49	$1.74	(14.4%)
Diluted earnings per share	$1.48	$1.73	(14.5%)

Income available for common shareholders was $60.1 million ($1.49 basic earnings per share) for the quarter ended March 31, 2006, compared to $65.9 million ($1.74 basic earnings per share) for the same quarter in 2005. Significant factors impacting the change in earnings and earnings per share are as follows (and are discussed in more detail below):

•
Electric utility earnings decreased $8.0 million, from $23.5 million for the quarter ended March 31, 2005, to $15.5 million for the quarter ended March 31, 2006. The decrease in electric utility earnings was driven by residential customer conservation efforts and the negative impact warmer weather conditions had on the electric utility margin in the first quarter of 2006, compared to the same quarter in 2005. The Kewaunee power purchase agreement and the refund of a portion of the proceeds received from the liquidation of the Kewaunee nonqualified nuclear decommissioning fund had little impact on earnings as these items were offset with revenues and operating expenses.

•
Natural gas utility earnings decreased $7.3 million, from $14.0 million for the quarter ended March 31, 2005, to $6.7 million for the quarter ended March 31, 2006, primarily due to an $8.8 million increase in operating and maintenance expenses (driven by $4.1 million of transition costs associated with the acquisition of retail natural gas distribution operations in Michigan and the anticipated acquisition of retail natural gas distribution operations in Minnesota from Aquila), and a $1.5 million decrease in the natural gas margin, driven by warmer weather conditions and customer conservation efforts.

•
ESI's earnings increased $8.9 million, from $28.2 million for the quarter ended March 31, 2005, to $37.1 million for the quarter ended March 31, 2006. Higher earnings were driven by a $38.9 million increase in margin, partially offset by an $8.3 million decrease in tax credits recognized, a $2.7 million increase in operating expenses, and a $3.0 million decrease in after tax income from discontinued operations

•
Earnings at the Holding Company and other segment increased $0.6 million, from $0.2 million for the quarter ended March 31, 2005, to $0.8 million for the quarter ended March 31, 2006. The increase was primarily related to a $3.7 million increase in pre-tax earnings from ATC, substantially offset by a $2.7 million increase in operating expenses.

•
The change in basic earnings per share was impacted by the items discussed above as well as an increase of 2.5 million shares in the weighted average number of outstanding shares of WPS Resources' common stock for the quarter ended March 31, 2006, compared to the same quarter in 2005. WPS Resources' issuance of 1.9 million additional shares of common stock through a public offering in November 2005 was the primary contributor to the increase in the weighted average number of shares outstanding. Additional shares were also issued in 2005 and in the first quarter of 2006 under the Stock Investment Plan and certain stock-based employee benefit plans.

Overview of Utility Operations

Utility operations include (1) the electric utility segment, consisting of the electric operations of WPSC and UPPCO, and (2) the gas utility segment, consisting of the natural gas operations of WPSC as well as certain transition costs related to the acquisition of retail natural gas distribution operations in Michigan and the anticipated acquisition of retail natural gas distribution operations in Minnesota from Aquila. Income available for common shareholders attributable to the electric utility segment was $15.5 million for the quarter ended March 31, 2006, compared to $23.5 million for the same quarter in 2005. Income available for common shareholders attributable to the gas utility segment was $6.7 million for the quarter ended March 31, 2006, compared to $14.0 million for the same quarter in 2005.

Electric Utility Segment Operations

WPS Resources' Electric Utility	Three Months Ended March 31,
Segment Results (Millions)	2006	2005	Change

Revenues	$256.4	$244.0	5.1%
Fuel and purchased power costs	125.7	80.7	55.8%
Margins	$130.7	$163.3	(20.0%)

Sales in kilowatt-hours	3,827.9	3,680.4	4.0%

Electric utility revenue increased $12.4 million (5.1%) for the quarter ended March 31, 2006, compared to the same quarter in 2005, largely due to an approved annual electric rate increase for WPSC's Wisconsin retail customers and a 4.0% increase in electric sales volumes. In December 2005, the PSCW approved a retail electric rate increase of $79.9 million (10.1%), effective January 1, 2006. The retail electric rate increase was required primarily because of higher fuel and purchased power costs (including costs associated with the Fox Energy Center power purchase agreement), and also for costs related to the construction of Weston 4, higher transmission expenses, and recovery of a portion of the costs related to the 2005 Kewaunee outage. Partially offsetting the items discussed above, rates were lowered to reflect a refund to customers in 2006 of a portion of the proceeds received from the liquidation of the nonqualified decommissioning trust fund as a result of the sale of Kewaunee. The increase in electric sales volumes was largely due to a 15% increase in wholesale sales volumes, driven by higher demand from existing WPSC wholesale customers. The increase in electric sales volumes to the wholesale customers was largely offset by a decrease in electric sales volumes to higher margin residential customers, resulting from residential customer conservation efforts and warmer weather during the heating season in the first quarter of 2006, compared to the same period in 2005. Residential customers are taking measures to conserve energy as a result of recent rate increases.

The electric utility margin decreased $32.6 million (20.0%) for the quarter ended March 31, 2006, compared to the quarter ended March 31, 2005. The decrease in electric margin was driven by a $33.5 million (22.2%) decrease in WPSC's electric margin, primarily related to the sale of Kewaunee on July 5, 2005, and the related power purchase agreement. Prior to the sale of Kewaunee, only nuclear fuel expense was reported as a component of fuel, natural gas, and purchased power. Subsequent to the sale, all payments to Dominion Energy Kewaunee, LLC (Dominion) for power purchased from Kewaunee are reported as a component of utility cost of fuel, natural gas, and purchased power. These include both variable payments for energy delivered and fixed payments. As a result of the sale, WPSC no longer incurs operating and maintenance expenses, depreciation and decommissioning expense, or interest expense related to Kewaunee.

Excluding the $24.0 million of fixed payments made to Dominion in the first quarter of 2006, WPSC's electric utility margin decreased $9.5 million, which was driven by a $13.8 million decrease in rates related to the refund of a portion of the Kewaunee nonqualified decommissioning fund to customers. Pursuant to regulatory accounting, the decrease in margin related to this refund was offset by a corresponding decrease in operating and maintenance expenses as explained below and, therefore, did not have a significant impact on earnings. Adjusting for the decrease in revenues related to the refund, the electric utility margin increased $4.3 million. The retail electric rate increase and an increase in margin related to higher sales volumes to wholesale customers drove the remaining net increase in the electric utility margin. However, the increase in margin provided by the rate increase and the increase in wholesale electric sales volumes, was largely offset by a decrease in electric sales volumes to WPSC's higher margin residential electric customers. Residential customer conservation efforts and weather that was approximately 11% warmer during the heating season drove the decrease in residential sales volumes.

Gas Utility Segment Operations

WPS Resources'	Three Months Ended March 31,
Gas Utility Segment Results (Millions)	2006	2005	Change

Revenues	$193.0	$174.6	10.5%
Purchased gas costs	148.2	128.3	15.5%
Margins	$44.8	$46.3	(3.2%)

Throughput in therms	266.9	308.7	(13.5%)

Natural gas utility revenue increased $18.4 million (10.5%) for the quarter ended March 31, 2006, compared to the same quarter in 2005. Natural gas utility revenue increased primarily as a result of an increase in the per-unit price of natural gas and a rate increase. Natural gas costs were 36.9% higher (on a per-unit basis) during the quarter ended March 31, 2006, compared to the same quarter in 2005. Following regulatory practice, WPSC passes changes in the total cost of natural gas on to customers through a purchased gas adjustment clause, as allowed by the PSCW and the MPSC. In December 2005, the PSCW issued a final order authorizing an annual natural gas rate increase of $7.2 million (1.1%), effective January 1, 2006. The rate increase was required as a result of infrastructure improvements necessary to ensure the reliability of the natural gas distribution system. The increase in natural gas utility revenue was partially offset by a 13.5% decrease in natural gas throughput volumes, primarily related to weather that was 11% warmer during the heating season in the first quarter of 2006. Customers are also taking measures to conserve energy as a result of the high natural gas prices.

The natural gas utility margin decreased $1.5 million (3.2%) for the quarter ended March 31, 2006, compared to the quarter ended March 31, 2005. The warmer weather (discussed above), resulted in an approximate $3.4 million decrease in margin and residential customer conservation efforts also contributed to the margin decrease. These decreases were partially offset by the rate increase.

Overview of ESI Operations

ESI offers natural gas, electric, and alternative fuel supplies, as well as energy management and consulting services, to retail and wholesale customers. ESI also owns several merchant electric generation plants, primarily in the Midwest and Northeastern United States and adjacent portions of Canada.

Prior to the fourth quarter of 2005, WPS Resources reported two nonregulated segments, ESI and PDI. Effective in the fourth quarter of 2005, WPS Resources began reporting one nonregulated segment, ESI. Segment information related to prior periods has been reclassified to reflect this change.

Income available for common shareholders attributable to ESI was $37.1 million for the quarter ended March 31, 2006, compared to $28.2 million for the same period in 2005.

	Three Months Ended March 31,
(Millions except natural gas sales volumes)	2006	2005	Change

Nonregulated revenues	$1,563.2	$1,052.3	48.6%
Nonregulated cost of fuel, natural gas, and purchased power	1,481.7	1,009.7	46.7%
Margins	$81.5	$42.6	91.3%
Margin Detail
Electric and other margins	$43.2	$22.4	92.9%
Natural gas margins	$38.3	$20.2	89.6%

Gross volumes (includes volumes both physically delivered and net settled)
Wholesale electric sales volumes in kilowatt-hours	13,444.1	7,560.2	77.8%
Retail electric sales volumes in kilowatt-hours	1,209.4	2,047.0	(40.9%)
Wholesale natural gas sales volumes in billion cubic feet	79.8	61.2	30.4%
Retail natural gas sales volumes in billion cubic feet	100.4	90.5	10.9%

Physical volumes (includes only transactions settled physically for the periods shown)
Wholesale electric sales volumes in kilowatt-hours	363.1	558.6	(35.0%)
Retail electric sales volumes in kilowatt-hours	1,001.9	1,754.5	(42.9%)
Wholesale natural gas sales volumes in billion cubic feet	74.2	57.9	28.2%
Retail natural gas sales volumes in billion cubic feet	96.1	77.9	23.4%

ESI's revenues increased $510.9 million (48.6%) for the quarter ended March 31, 2006, compared to the same quarter in 2005, primarily driven by increased natural gas and electricity prices, higher retail and wholesale natural gas volumes, and higher wholesale electric volumes.

ESI's margin increased $38.9 million (91.3%), from $42.6 million for the quarter ended March 31, 2005, to $81.5 million for the quarter ended March 31, 2006. The strong performance of ESI's wholesale electric operations in 2005 continued into the first quarter of 2006. Additionally, ESI's wholesale natural gas operations benefited from volatile natural gas prices and high natural gas storage spreads (future natural gas sales prices were higher than the near term price of natural gas). Many other items also contributed to the year-over-year net increase in margin and, as a result, a table has been provided to summarize significant changes. Variances included under "Other significant items" in the table below are generally related to the timing of gain and loss recognition on certain transactions and gains and losses that do not frequently occur in ESI's business. All variances depicted in the table are discussed in more detail below.

(Millions)	Increase (Decrease) in Margin for the Quarter Ended March 31, 2006 Compared to Quarter Ended March 31, 2005

Electric and other margins
Realized and unrealized gains on structured origination contracts	$5.3
ESI generation	2.5
Retail electric operations (primarily Michigan and Ohio)	(10.2)
Other wholesale electric operations	15.8

Other significant items:
Oil option activity, net	7.6
Unrealized gains on non-qualifying hedges	2.0
Increased costs related to the liquidation of an electric supply contract in 2005	(2.2)
Net increase in electric and other margins	$20.8

Natural gas margins
Realized natural gas margins (primarily wholesale as well as Canada and Michigan retail)	$5.7

Other significant items:
Spot to forward differential	3.1
Unrealized loss on Ohio mass market options	(3.2)
Other mark-to-market activity	12.5
Net increase in natural gas margins	$18.1

Total increase in ESI's margin	$38.0

ESI's electric and other margins increased $20.8 million (92.9%) for the quarter ended March 31, 2006, compared to the same quarter in 2005. The following items were the most significant contributors to the net change in ESI's electric and other margins:

•
Realized and unrealized gains on structured origination contracts - ESI's electric and other margin increased $5.3 million in the first quarter of 2006, compared to the same quarter in 2005, due to realized and unrealized gains from origination contracts involving the sale of energy through structured transactions to wholesale customers (primarily several municipalities in the northeastern United States). These origination contracts were not in place in the first quarter of 2005. ESI continues to expand its wholesale origination capabilities with a focus on physical, customer-based purchase and sale agreements in areas where it has market expertise.

•
ESI generation - The margin from ESI's electric generation facilities increased $2.5 million (40.3%), from $6.2 million for the quarter ended March 31, 2005, to $8.7 million for the quarter ended March 31, 2006. The increase in margin was driven by higher sales volumes related to increased water flow at ESI's Canada and New England hydroelectric generation facilities.

•
Retail electric operations (primarily Michigan and Ohio) - The margin from retail electric operations decreased $10.2 million. The margin from retail electric operations in Michigan decreased $5.9 million and the margin from retail electric operations in Ohio decreased $1.8 million. ESI has experienced significant customer attrition in Michigan as a result of tariff changes granted to Michigan utilities and high wholesale energy prices (See "Other Future Considerations" for more information on ESI's retail electric operations in Michigan). ESI's retail electric aggregation sales in Ohio ended on December 31, 2005, with the expiration of ESI's contracts with Ohio aggregation customers. ESI remains prepared to offer future retail electric service in Ohio and increase future retail electric service in Michigan as the regulatory climate and market conditions allow.

•
Other wholesale electric operations - A $15.8 million increase in margin from other wholesale electric operations was driven by an increase in net realized and unrealized gains related to trading activities utilized to optimize the value of ESI's merchant generation fleet and customer supply portfolios. As part of its trading activities, ESI seeks to generate profits from the volatility of the price of electricity, by purchasing or selling contracts in established wholesale markets (primarily in the northeastern portion of the United States where ESI has market expertise) under risk management policies set by management and approved by WPS Resources' Board of Directors. ESI also seeks to maximize the value of its generation and customer supply portfolios to reduce market price risk and extract additional value from these assets through the use of various financial and physical instruments (such as forward contracts and options). Period-by-period variability in the margin contributed by ESI's optimization strategies and trading activities is expected due to constantly changing market conditions. ESI continues to produce strong results from its optimization and trading activities and believes it maintains a relatively low risk profile. A diverse mix of products and markets, combined with disciplined execution and exit strategies have allowed ESI to consistently generate economic value and earnings while staying within WPS Resources' Board of Directors' authorized value-at-risk (VaR) limits. For more information on VaR, see "Item 3, Quantitative and Qualitative Disclosures about Market Risk."

•
Oil option activity, net - An increase in mark-to-market and realized gains on derivative instruments utilized to protect the value of a portion of ESI's Section 29/45K federal tax credits in 2006 and 2007 contributed $7.6 million to the increase in its electric and other margin. The derivative instruments have not been designated as hedging instruments and, as a result, changes in the fair value are recorded currently in earnings. The benefit from Section 29/45K federal tax credits during a period is primarily based upon estimated annual synthetic fuel production levels, annual earnings projections, and any impact projected annual oil prices may have on the realization of the Section 29/45K federal tax credits. This results in mark-to-market gains or losses being recognized in different periods, compared to any tax credit phase-outs that may be recognized. For more information on Section 29/45K federal tax credits, see Note 10 to the Condensed Notes to Financial Statements, "Commitments and Contingencies."

•
Unrealized gains on non-qualifying hedges - ESI mitigates market price risk fluctuations associated with its merchant generation fleet using derivative instruments; including basis swaps, futures, forwards, and options, in addition to other instruments. Derivative instruments used to mitigate the market price risk associated with ESI's Niagara generation facility do not qualify for hedge accounting under generally accepted accounting principles. As a result, these derivative instruments were required to be marked-to-market, resulting in the recognition of a $2.0 million unrealized gain in the first quarter of 2006. For the remainder of 2006, the derivative instruments will continue to be marked-to-market, without a corresponding offset related to the power expected to be generated from Niagara. Generation plants are not considered derivative instruments, therefore, no gain or loss is recognized on power that can be produced from ESI's Niagara generation facility until it is sold into the market.

•
Increased costs related to the liquidation of an electric supply contract in 2005 - In the fourth quarter of 2005, an electricity supplier exiting the wholesale market in Maine requested that ESI liquidate a firm contract to buy power in 2006 and 2007. At that time, ESI recognized an $8.2 million gain related to the liquidation of the contract and entered into a new contract with another supplier for firm power in 2006 and 2007 to supply its customers in Maine. The cost to purchase power under the new contract was more than the cost under the liquidated contract. As a result of the termination of this contract, purchased power costs to serve customers in Maine will be $6.4 million higher for the year ended December 31, 2006, and slightly higher than the original contracted amount in 2007. The liquidation of this contract had a $2.2 million negative impact on the electric and other margin in the first quarter of 2006, resulting from higher purchased power costs recorded under the new contracts.

The natural gas margin at ESI increased $18.1 million (89.6%) for the quarter ended March 31, 2006, compared to the quarter ended March 31, 2005. The following items were the most significant contributors to the change in ESI's natural gas margin:

•
Realized natural gas margins (primarily wholesale as well as Canada and Michigan retail) - Realized natural gas margins increased $5.7 million in the first quarter of 2006, compared to the same period in the prior year. The majority of this increase was due to an increase in structured wholesale natural gas transactions related to an increase in the volatility of the price of natural gas and high natural gas storage spreads during the first quarter of 2006. The remaining increase in the realized natural gas margin was driven by retail natural gas operations in Canada and Michigan due to customer growth.

•
Spot to forward differential - The natural gas storage cycle contributed $3.1 million to ESI's margin. For the three months ended March 31, 2006, the natural gas storage cycle had a $0.9 million positive impact on ESI's natural gas margin, compared to a $2.2 million negative impact on margin for the same period of 2005. At March 31, 2006, there was a $4.9 million difference between the market value of natural gas in storage and the market value of future sales contracts (net unrealized loss), related to the 2006/2007 natural gas storage cycle. This $4.9 million difference between the market value of natural gas in storage and the market value of future sales contracts (net unrealized loss) related to the 2006/2007 storage cycle is expected to vary with market conditions, but will reverse entirely and have a positive impact on earnings when all of the natural gas is withdrawn from storage.

•
Unrealized loss on Ohio mass market options - A $3.2 million mark-to-market loss on options utilized to manage supply costs for Ohio mass market customers, which were purchased in the latter half of 2005 and expire in varying months through September 2006, had a negative impact on ESI's natural gas margin in the first quarter of 2006. These contracts are utilized to reduce the risk of price movements and changes in consumer consumption patterns. Earnings volatility results from the application of derivative accounting rules to the options (requiring that these derivative instruments be marked-to-market), without a corresponding mark-to-market offset related to the customer contracts. Full requirements natural gas contracts with ESI's customers are not considered derivatives and, therefore, no gain or loss is recognized on these contracts until settlement.

•
Other mark-to-market activity - Mark-to-market gains on derivatives not previously discussed totaling $8.9 million were recognized in the first quarter of 2006, compared to the recognition of $3.6 million of mark-to-market losses on other derivative instruments in the first quarter of 2005. A significant portion of the difference relates to changes in the fair market value of basis swaps utilized to mitigate market price risk associated with natural gas transportation contracts and certain natural gas sales contracts. Earnings volatility results from the application of derivative accounting rules to the basis swaps (requiring that these derivative instruments be marked-to-market), without a corresponding mark-to-market offset related to the physical natural gas transportation contracts or the natural gas sales contracts (as these contracts are not considered derivative instruments). Therefore, no gain or loss is recognized on the transportation contracts or customer sales contracts until settlement.

Overview of Holding Company and Other Segment Operations

Holding Company and Other operations include the operations of WPS Resources and the nonutility activities at WPSC and UPPCO. Holding Company and Other operations recognized earnings of $0.8 million during the quarter ended March 31, 2006, compared to earnings of $0.2 million during the same period in 2005. A $3.7 million increase in pre-tax equity earnings from ATC drove the increase in earnings. Pre-tax equity earnings from ATC were $8.9 million for the quarter ended March 31, 2006, compared to $5.2 million for the quarter ended March 31, 2005. Partially offsetting the increase in earnings from ATC, operating expenses increased $2.7 million.

Operating Expenses

	Three Months Ended March 31,
WPS Resources' Operating Expenses (Millions)	2006	2005	Change

Operating and maintenance expense	$124.0	$127.3	(2.6%)
Depreciation and decommissioning expense	24.0	29.2	(17.8%)
Taxes other than income	13.2	11.9	10.9%

Operating and Maintenance Expense

Operating and maintenance expenses decreased $3.3 million (2.6%) for the quarter ended March 31, 2006, compared to the same period in 2005. Utility operating and maintenance expenses decreased $9.0 million (8.5%), driven by a $15.8 million decrease in operating and maintenance expenses at WPSC, partially offset by $4.1 million of transition costs incurred in the first quarter of 2006 related to the acquisition of Michigan retail natural gas distribution operations and the anticipated acquisition of Minnesota retail natural gas distribution operations from Aquila. The transition costs primarily related to outsourcing transition costs and other legal and consulting fees. WPS Resources will be outsourcing certain customer functions of the Michigan and Minnesota operations to a third-party vendor. The following items were the most significant contributors to the $15.8 million decrease in operating and maintenance expenses at WPSC:

•
WPSC refunded $13.8 million of the proceeds received from the liquidation of the Kewaunee nonqualified decommissioning fund to ratepayers in the first quarter of 2006. This reduction in revenue was offset by a related decrease in operating expenses, due to the partial amortization of the regulatory liability recorded for the refund of this fund.

•
Operating and maintenance expenses related to the Kewaunee nuclear plant decreased approximately $12 million due to the sale of this facility in July 2005. The decrease in operating and maintenance expenses related to Kewaunee did not have a significant impact on net income as WPSC is still purchasing power from this facility in the same amount as its original ownership interest. The cost of the power is included as a component of utility cost of purchased power.

•	Write-offs of uncollectible customer accounts increased $2.1 million in the first quarter of 2006, compared to the same period in 2005, due primarily to higher energy costs.
•
Excluding Kewaunee, maintenance expenses at WPSC increased $1.9 million in the first quarter of 2006, compared to the first quarter of 2005. Planned maintenance was required on certain combustion turbines in the first quarter of 2006, and maintenance expenses related to electric distribution assets also increased.

•
In the first quarter of 2006, WPSC began amortizing costs that were deferred related to the 2005 Kewaunee outage. In the first quarter of 2006, $0.4 million of costs were amortized, compared to the deferral of $1.1 million of costs related to the outage in the first quarter of 2005, resulting in a $1.5 million increase in operating and maintenance expense.

•	Customer account expenses increased $1.2 million, driven by an increase in consulting fees related to the implementation of a new software system.
•	Transmission-related expenses increased $1.0 million.

Operating and maintenance expenses at ESI increased $2.7 million, largely due to higher payroll and benefit costs related to continued business expansion.

Operating and maintenance expenses related to the Holding Company and Other segment operations increased $2.7 million.

Depreciation and Decommissioning Expense

Depreciation and decommissioning expense decreased $5.2 million (17.8%) for the quarter ended March 31, 2006, compared to the quarter ended March 31, 2005, driven by a $4.7 million decrease in depreciation expense resulting from the sale of Kewaunee in July 2005, and $2.0 million of decommissioning expense that was recorded in the first quarter of 2005. Subsequent to the sale of Kewaunee in July 2005, decommissioning expense is no longer recorded. In the first quarter of 2005, realized gains on decommissioning trust assets were substantially offset by decommissioning expense pursuant to regulatory practice (see analysis of "Other Income (Expense)" below). Additional depreciation expense related to continued capital investments at WPSC partially offset the decreases discussed above.

Taxes Other Than Income

Taxes other than income increased $1.3 million (10.9%), primarily due to an increase in gross receipts taxes paid by WPSC as a result of higher revenues.

Other Income (Expense)

	Three Months Ended March 31,
WPS Resources' Other Income (Expense) (Millions)	2006	2005	Change

Miscellaneous income	$8.5	$7.7	10.4%
Interest expense	(18.3)	(14.8)	23.6%
Minority interest	1.2	1.0	20.0%
Other expense	$(8.6)	$(6.1)	41.0%

Miscellaneous Income

Miscellaneous income increased $0.8 million (10.4%) for the quarter ended March 31, 2006, compared to the quarter ended March 31, 2005. The increase in miscellaneous income was driven by a $3.7 million increase in pre-tax equity earnings from ATC, partially offset by a decrease relating to $2.4 million of realized gains on nuclear decommissioning trust assets recorded in the first quarter of 2005. Pursuant to regulatory practice, the increase in miscellaneous income related to the 2005 realized gains was substantially offset by an increase in decommissioning expense in 2005.

Interest Expense

Interest expense increased $3.5 million (23.6%) for the quarter ended March 31, 2006, compared to the same period in 2005, due primarily to an increase in the average amount of short-term debt outstanding and higher interest rates on short-term debt. In the first quarter of 2006, short-term debt was primarily utilized to fund the construction of Weston 4, and for working capital requirements at ESI.

Provision for Income Taxes

The effective tax rate was 31.6% for the quarter ended March 31, 2006, compared to 20.8% for the quarter ended March 31, 2005. The increase in the effective tax rate was driven by a decrease in Section 29/45K federal tax credits recognized in the first quarter of 2006, compared to the same period in 2005. Our ownership interest in the synthetic fuel operation resulted in recognizing the tax benefit of Section 29/45K federal tax credits totaling $4.5 million in the first quarter of 2006, compared to $12.8 million during the quarter ended March 31, 2005. The decrease in Section 29/45K federal tax credits recognized was driven by the impact high oil prices may have on our ability to realize the benefit of Section 29/45K federal tax credits and also due to timing of recognizing tax credits in interim financial statements as required by generally accepted accounting principles.

At March 31, 2006, based upon estimated annual average oil prices, we anticipated that approximately 51% of the 2006 tax credits that otherwise would be available from the production and sale of synthetic fuel would be phased-out. Based on the amount of the anticipated Section 29/45K phase-out at March 31, 2006, our 2006 annual production assumption is that it is more likely than not that

WPS Resources (in order to save on production costs) will also begin curtailing our share of production sometime late in the third quarter of 2006. However, our hedged position may offer a number of alternatives to improve expected results that do not involve production curtailment. WPS Resources estimates that an additional $4.9 million of tax credits would have been recognized in the first quarter of 2006 absent the projected production curtailment and tax credit phase-out.

Generally accepted accounting principles require our year-to-date interim effective tax rate to reflect our projected annual effective tax rate. As a result, we estimate the effective tax rate for the year and, based upon year-to-date pre-tax earnings, record tax expense for the period to reflect the projected annual effective tax rate. Therefore, although Section 29/45K federal tax credits are produced approximately ratably throughout the year, the amount of credits reflected in the provision for income taxes during the quarters ended March 31, 2006, and 2005, was based upon the projected annual effective tax rate for each year, resulting in a decrease in tax credits recognized in the first quarter of 2006, compared to 2005.

For the year ending December 31, 2006, including the projected production curtailment and phase-out, we expect to recognize the benefit of Section 29/45K federal tax credits totaling approximately $10 million, excluding hedging strategies. If no phase-out occurs then we would expect to recognize approximately $26 million of tax credits in 2006, however, based upon current legislation, oil prices would have to drop considerably during the remainder of the year to avoid any phase-out. For the year ended December 31, 2005, we recognized the benefit of Section 29/45K federal tax credits totaling $26.1 million. See Note 10 "Commitments and Contingencies," for more information related to Section 29/45K federal tax credits.

Discontinued Operations, net of tax

Income from discontinued operations, net of tax, decreased $3.0 million, from $4.2 million for the quarter ended March 31, 2005 to $1.2 million for the quarter ended March 31, 2006. The decrease was primarily related to a $4.8 million decrease in margin at Sunbury. While sales volumes at Sunbury did not change significantly from the first quarter of the prior year, the cost of fuel and emission allowances was significantly higher than in the prior year. After the sale of its allocated emission allowances in the second quarter of 2005, Sunbury purchased emission allowances required for operation at market prices.

LIQUIDITY AND CAPITAL RESOURCES - WPS RESOURCES

We believe that our cash balances, liquid assets, operating cash flows, access to equity capital markets, and borrowing capacity made available because of strong credit ratings, when taken together, provide adequate resources to fund ongoing operating requirements and future capital expenditures related to expansion of existing businesses and development of new projects. However, our operating cash flows and access to capital markets can be impacted by macroeconomic factors outside of our control. In addition, our borrowing costs can be impacted by short-term and long-term debt ratings assigned by independent rating agencies. Currently, we believe our credit ratings are among the best in the energy industry (see "Financing Cash Flows - Credit Ratings," below).

Operating Cash Flows

During the three months ended March 31, 2006, net cash provided by operating activities was $35.8 million, compared with $170.7 million for the same quarter in 2005. The $134.9 million decrease in net cash provided by operating activities was driven by a $121.3 million increase in cash required to fund working capital requirements, primarily at ESI, which resulted from an increase in natural gas inventories from December 31, 2005, to March 31, 2006, compared to a decrease in natural gas inventories from December 31, 2004, to March 31, 2005. The increase in natural gas inventories is related to an increase in structured wholesale natural gas transactions in the first quarter of 2006 due to an increase in the volatility of the price of natural gas and high natural gas storage spreads.

Investing Cash Flows

Net cash used for investing activities was $407.6 million during the three months ended March 31, 2006, compared to $76.3 million during the same quarter in 2005. The change is primarily due to $314.9 million of cash that was placed in escrow to finance the April 1, 2006 acquisition of the Michigan natural gas distribution operations from Aquila. Also contributing to the increase in cash used for investing activities was an increase in capital expenditures of $4.9 million (mostly related to WPSC), as well as increased contributions to ATC.

During the first three months of 2006, WPS Resources invested $16.1 million in ATC (related to its requirement to fund a portion of the Wausau, Wisconsin, to Duluth, Minnesota, transmission line), compared to $12.1 million in the first three months of 2005. This increased WPS Resources' consolidated ownership interest in ATC to approximately 33%.

Capital Expenditures

Capital expenditures by business segment for the quarter ended March 31 are as follows:

(Millions)	2006	2005

Electric utility	$59.1	$53.0
Gas utility	4.4	5.3
ESI	1.1	1.6
Other	0.4	0.2
WPS Resources consolidated	$65.0	$60.1

The increase in capital expenditures at the electric utility for the quarter ended March 31, 2006, as compared to the same period in 2005, is mainly due to higher capital expenditures associated with the construction of Weston 4.

Financing Cash Flows

Net cash provided by financing activities was $368.3 million during the quarter ended March 31, 2006, compared to net cash used for financing of $83.3 million during the same quarter in 2005. The change is primarily attributed to $380.8 million of cash received from commercial paper borrowings in the first quarter of 2006 ($314.9 million of which was placed into escrow to finance the April 1, 2006, acquisition of the Michigan natural gas distribution operations from Aquila), with the balance used for construction expenditures related to Weston 4 and other general corporate purposes. In 2005, WPS Resources was able to pay down $76.8 million of commercial paper borrowings from cash received from operating activities.

Significant Financing Activities

WPS Resources had outstanding commercial paper borrowings of $635.6 million and $202.9 million at March 31, 2006, and 2005, respectively. WPS Resources had other outstanding short-term debt of $10.0 million and $12.7 million as of March 31, 2006, and 2005, respectively.

In the first quarter of 2006 and 2005, we issued new shares of common stock under our Stock Investment Plan and under certain stock-based employee benefit and compensation plans. As a result of these plans, equity increased $6.4 million and $12.2 million for the three months ended March 31, 2006, and 2005, respectively. WPS Resources did not repurchase any existing common stock during the three months ended March 31, 2006, or 2005.

Credit Ratings

WPS Resources and WPSC use internally generated funds and commercial paper borrowings to satisfy most of their capital requirements. WPS Resources also periodically issues long-term debt and common stock to reduce short-term debt, maintain desired capitalization ratios, and fund future growth. WPS Resources may seek nonrecourse financing for funding nonregulated acquisitions. WPS Resources' commercial paper borrowing program provides for working capital requirements of the nonregulated businesses and UPPCO. WPSC has its own commercial paper borrowing program. WPSC also periodically issues long-term debt, receives equity contributions from WPS Resources, and makes payments for return of capital to WPS Resources to reduce short-term debt, fund future growth, and maintain capitalization ratios as authorized by the PSCW. The specific forms of long-term financing, amounts, and timing depend on the availability of projects, market conditions, and other factors.

The current credit ratings for WPS Resources and WPSC are listed in the table below.

Credit Ratings	Standard & Poor's	Moody's
WPS Resources Senior unsecured debt Commercial paper Credit facility	A A-1 -	A1 P-1 A1
WPSC Senior secured debt Preferred stock Commercial paper Credit facility	A+ A- A-1 -	Aa2 A2 P-1 Aa3

In September 2005, Standard & Poor's had placed all of WPS Resources' and WPSC's credit ratings on CreditWatch with negative implications as a result of WPS Resources' announcement that it entered into a definitive agreement with Aquila to acquire its natural gas distribution operations in Michigan and Minnesota. However, in January 2006, Standard & Poor's removed WPS Resources and WPSC from CreditWatch and affirmed WPS Resources' "A" corporate credit rating and "A" senior unsecured debt rating. Also, the corporate credit ratings of WPSC were affirmed at "A+." Standard & Poor's stated that the consolidated ratings of WPS Resources reflected the strength and cash flow stability of its utility subsidiaries and the two relatively low risk natural gas utilities being acquired. Standard & Poor's outlook continues to be negative for WPS Resources and WPSC as the companies have several events that must be successfully completed before the companies' performance can be considered stable. WPS Resources must successfully complete the integration of the retail natural gas operations acquired in Michigan and also the retail natural gas operations being acquired in Minnesota, and WPSC must complete the construction of Weston 4 on time and on budget.

In September 2005, Moody's announced no change to the current ratings as a result of WPS Resources' announcement that it entered into a definitive agreement with Aquila to acquire its natural gas distribution operations in Michigan and Minnesota, but changed the rating outlook for WPS Resources and WPSC from stable to negative, citing a potential risk that the company's leverage may increase over the next several years.

We believe these ratings continue to be among the best in the energy industry and allow us to access commercial paper and long-term debt markets on favorable terms. Credit ratings are not recommendations to buy, are subject to change, and each rating should be evaluated independently of any other rating.

Rating agencies use a number of both quantitative and qualitative measures in determining a company's credit rating. These measures include business risk, liquidity risk, competitive position, capital mix, financial condition, predictability of cash flows, management strength, and future direction. Some of the quantitative measures can be analyzed through a few key financial ratios, while the qualitative measures are more subjective.

WPS Resources and WPSC hold credit lines to back 100% of their commercial paper borrowing and letters of credit. These credit facilities are based on a credit rating of A-1/P-1 for both WPS Resources and WPSC. A significant decrease in the commercial paper credit ratings could adversely affect the companies by increasing the interest rates at which they can borrow and potentially limiting the availability of funds to the companies through the commercial paper market. A restriction in the companies' ability to use commercial paper borrowing to meet working capital needs would require them to secure funds through alternate sources resulting in higher interest expense, higher credit line fees, and a potential delay in the availability of funds.

ESI maintains underlying agreements to support its electric and natural gas trading operations. In the event of a deterioration of WPS Resources' credit rating, many of these agreements allow the counterparty to demand additional assurance of payment. This provision could pertain to existing business, new business, or both with the counterparty. The additional assurance requirements could be met with letters of credit, surety bonds, or cash deposits and would likely result in WPS Resources being required to maintain increased bank lines of credit or incur additional expenses, and could restrict the amount of business ESI would be able to conduct.

ESI uses the New York Mercantile Exchange (NYMEX) and over-the-counter financial markets to mitigate its exposure to physical customer obligations. These contracts are closely correlated to the customer contracts, but price movements on the contracts may require financial backing. Certain movements in price for contracts through the NYMEX exchange require posting of cash deposits equal to the market move. For the over-the-counter market, the underlying contract may allow the counterparty to require additional collateral to cover the net financial differential between the original contract price and the current forward market. Increased requirements related to market price changes usually only result in a temporary liquidity need that will unwind as the sales contracts are fulfilled.

Future Capital Requirements and Resources

Contractual Obligations

The following table summarizes the contractual obligations of WPS Resources, including its subsidiaries.

		Payments Due By Period
Contractual Obligations As of March 31, 2006 (Millions)	Total Amounts Committed	Less Than 1 Year	1 to 3 Years	3 to 5 Years	Over 5 Years

Long-term debt principal and interest payments	$1,248.2	$55.4	$111.7	$312.4	$768.7
Operating leases	21.4	3.4	7.2	4.8	6.0
Commodity purchase obligations	6,928.9	3,220.2	2,264.3	722.3	722.1
Purchase orders	543.1	421.8	120.5	0.8	-
Capital contributions to equity method investment	62.9	23.8	39.1	-	-
Other	383.8	45.0	72.4	38.9	227.5
Total contractual cash obligations	$9,188.3	$3,769.6	$2,615.2	$1,079.2	$1,724.3

Long-term debt principal and interest payments represent bonds issued, notes issued, and loans made to WPS Resources and its subsidiaries. We record all principal obligations on the balance sheet. Commodity purchase obligations represent mainly commodity purchase contracts of WPS Resources and its subsidiaries. Energy supply contracts at ESI included as part of commodity purchase obligations are generally entered into to meet obligations to deliver energy to customers. Included in the above table are commodity purchase obligations related to energy supply contracts at Sunbury, primarily obligations to purchase coal, totaling $16.2 million. The coal contracts extend until December 31, 2006 and were assumed by Corona Power, LLC. See Note 4, “Acquisitions and Sales of Assets,” in the Condensed Notes to Financial Statements for more information related to Sunbury. WPSC and UPPCO expect to recover the costs of their contracts in future customer rates. Purchase orders include obligations related to normal business operations and large construction obligations, including 100% of Weston 4 obligations. The sale of a 30% interest in Weston 4 to DPC was completed in November 2005, but WPSC retains the legal obligation to initially remit payment to third parties for 100% of all construction costs incurred, 30% of which will subsequently be billed to DPC. Capital contributions to equity method investment include our commitment to fund a portion of ATC's Wausau, Wisconsin, to Duluth, Minnesota, transmission line together with ATC. Other mainly represents expected pension and postretirement funding obligations. The table above does not reflect obligations under the definitive agreements with Aquila to acquire its natural gas distribution operations in Michigan and Minnesota, which are discussed in Note 4, "Acquisitions and Sales of Assets," in the Condensed Notes to Financial Statements.

Capital Requirements

WPSC makes large investments in capital assets. Net construction expenditures are expected to be $906.4 million in the aggregate for the 2006 through 2008 period. The largest of these expenditures is for the construction of Weston 4. WPSC is expected to incur costs of approximately $278 million from 2006 through 2008 related to its 70% ownership interest in this facility.

As part of its regulated utility operations, on September 26, 2003, WPSC submitted an application for a Certificate of Public Convenience and Necessity to the PSCW seeking approval to construct Weston 4, a 500-megawatt coal-fired generation facility near Wausau, Wisconsin. The facility is estimated to cost approximately $779 million (including the acquisition of coal trains), of which WPSC is responsible for slightly more than 70% (approximately $549 million) of the costs. In November 2005, DPC purchased a 30% ownership interest in Weston 4, remitting proceeds of $95.1 million for its share of the construction costs (including carrying charges) as of the closing date of the sale. WPSC is responsible for slightly more than 70% of the costs because of certain common facilities that will be installed as part of the project. WPSC will have a larger than 70% interest in these common facilities. DPC will be billed by WPSC for 30% of all remaining costs to complete the construction of the plant. As of March 31, 2006, WPSC has incurred a total cost of $316.6 million related to its ownership interest in the project. In addition to the costs discussed above, WPSC expects to incur additional construction costs through the date the plant goes into service of approximately $66 million to fund construction of the transmission facilities required to support Weston 4. ATC will reimburse WPSC for the construction costs of these transmission facilities and related carrying costs when Weston 4 becomes commercially operational, which is expected to occur in June 2008.

Other significant anticipated construction expenditures for WPSC during the three-year period 2006 through 2008 include approximately $361 million of distribution projects (including replacement of utility poles, transformers, meters, etc.), environmental projects of approximately $167 million, other expenditures at WPSC generation plants to ensure continued reliability of these facilities of approximately $59 million, and corporate services infrastructure projects of approximately $33 million.

On April 18, 2003, the PSCW approved WPSC's request to transfer its interest in the Wausau, Wisconsin, to Duluth, Minnesota, transmission line to ATC. WPS Resources committed to fund 50% of total project costs incurred up to $198 million. WPS Resources will receive additional equity in ATC in exchange for the project funding. WPS Resources may terminate funding if the project extends beyond January 1, 2010. The total cost of the project is estimated at $420.3 million and it is expected that the line will be completed and placed in service in 2008. WPS Resources has the right, but not the obligation, to provide additional funding in excess of $198 million up to 50% of the revised cost estimate. However, WPS Resources' future funding of the line will be reduced by the amount funded by Allete, Inc. Allete has exercised its option to fund a portion of the Wausau to Duluth transmission line. WPSC and Allete agreed that Allete will fund up to $60 million of future capital calls for the line. Considering this, for the period January 2006 through the completion of the line in 2008, WPS Resources expects to fund up to approximately $61 million for its portion of the Wausau to Duluth transmission line.

WPS Resources expects to provide additional capital contributions to ATC of approximately $78 million for the period 2006 through 2008 for other projects.

UPPCO is expected to incur construction expenditures of about $48 million in the aggregate for the period 2006 through 2008, primarily for electric distribution improvements and repairs and safety measures at hydroelectric facilities.

Capital expenditures identified at ESI for 2006 through 2008 are expected to be approximately $16 million, largely due to scheduled major maintenance projects at ESI's generation facilities and computer equipment related to business expansion and normal technology upgrades.

All projected capital and investment expenditures are subject to periodic review and revision and may vary significantly from the estimates depending on a number of factors, including, but not limited to, industry restructuring, regulatory constraints, acquisition opportunities, market volatility, and economic trends. Other capital expenditures for WPS Resources and its subsidiaries for 2006 through 2008 could be significant depending on its success in pursuing development and acquisition opportunities. When appropriate, WPS Resources may seek nonrecourse financing for a portion of the cost of these acquisitions.

Capital Resources

As of March 31, 2006, both WPS Resources and WPSC were in compliance with all of the covenants under their lines of credit and other debt obligations.

For the period 2006 through 2008, WPS Resources plans to use internally generated funds net of forecasted dividend payments, cash proceeds from asset sales, and debt and equity financings to fund capital requirements. WPS Resources plans to maintain current debt to equity ratios at appropriate levels to support current credit ratings and corporate growth. Management believes WPS Resources has adequate financial flexibility and resources to meet its future needs.

In April 2006, WPS Resources filed a shelf registration under the SEC new securities offering reform rules for the ability to issue debt, equity, and certain types of hybrid securities. This shelf registration statement includes the unused capacity remaining under WPS Resources' prior registration statement. Specific terms and conditions of securities issued will be determined prior to the actual issuance of any specific security. Under the new SEC securities offering reform rules, WPS Resources will be able to issue securities under this registration statement for three years. WPS Resources' Board of Directors has authorized the issuance of up to $700 million of equity, debt, or other securities under this shelf registration statement.

In April 2006, ESI entered into a $150 million credit agreement to finance its margin requirements related to natural gas and electric contracts traded on the NYMEX and the Intercontinental Exchange. Future borrowings under this agreement will be guaranteed by WPS Resources and subject to the aggregate $1.5 billion guarantee limit authorized for ESI by WPS Resources' Board of Directors.

In March 2006, WPS Resources entered into a $47 million unsecured revolving credit agreement with Citibank, N.A. The credit agreement supports two letters of credit for ESI business operations and will mature on May 31, 2006. This credit agreement has representations and covenants that are similar to those in our existing credit facilities.

In November 2005, WPS Resources entered into two unsecured revolving credit agreements of $557.5 million and $300 million with J.P. Morgan Chase Bank and Bank of America Securities LLC. These credit facilities are bridge facilities intended to backup commercial paper borrowings related to the purchase of the Michigan and Minnesota natural gas distribution operations from Aquila and to support purchase price adjustments related to working capital at the time of the closing of the transactions. The capacity under the bridge facilities will be reduced by the amount of proceeds from any long-term financing we complete, with the exception of proceeds from the November 2005 equity offering. The credit agreements will be further reduced as permanent or replacement financing is secured. Under the $300 million credit agreement, loans cannot exceed the purchase price adjustments in connection with the Aquila acquisitions and no more than $200 million can be borrowed for purchase price adjustments related to the first acquisition. Under the $300 million facility, these loan commitments will be reduced by one-third 90 days after the consummation of the applicable acquisition with the remaining two-thirds due 180 days after the consummation of the applicable acquisition (or earlier if long-term financing or replacement credit agreements are executed). Both of these credit agreements mature on September 5, 2007. These credit agreements have representations and covenants that are similar to those in our existing credit facilities. On March 31, 2006, in order to meet short-term financing requirements related to the acquisition of the Michigan natural gas operations from Aquila, WPS Resources issued $269.5 million of commercial paper supported by the $557.5 million credit agreement and $45.4 million of commercial paper supported by the $300 million credit agreement. See Note 4, "Acquisitions and Sales of Assets," for more information related to the purchase of Aquila's Michigan and Minnesota natural gas distribution operations.

In November 2005, WPS Resources entered into a forward equity sale agreement with an affiliate of J.P. Morgan Securities, Inc., as forward purchaser, relating to 2.7 million shares of WPS Resources' common stock. In connection with the forward agreement, and at WPS Resources' request, J.P. Morgan Securities borrowed an equal number of shares of WPS Resources' common stock from stock lenders and sold the borrowed shares to the public. Subject to certain exceptions, WPS Resources has the right to elect physical or cash settlement of the forward sale agreement on a date or dates to be specified by WPS Resources within approximately one year of the date of the original public offering.  WPS Resources expects to physically settle the forward agreement and use the proceeds to partially finance the acquisition of the Michigan natural gas distribution operations from Aquila, the proposed acquisition of the Minnesota natural gas distribution operations of Aquila, and for general corporate purposes. If the forward agreement would have been physically settled by delivery of shares at

March 31, 2006, WPS Resources would have received $139.0 million, based on the March 31, 2006, forward share price of $51.49 per share for the 2.7 million shares, net of underwriting discounts and commissions. The forward equity agreement had no initial fair value. At settlement, the forward equity sale agreement will be recorded within equity. The use of a forward agreement allows WPS Resources to avoid market uncertainty by pricing a stock offering under then existing market conditions, while mitigating share dilution by postponing the issuance of stock until funds are needed.

In June 2005, WPS Resources entered into an unsecured $500 million 5-year credit agreement. This revolving credit line replaces the former 364-day credit line facilities, which had a borrowing capacity of $400 million. WPSC also entered into a new 5-year credit facility, for $115 million, to replace its former 364-day credit line facility for the same amount. The credit lines are used to back 100% of WPS Resources' and WPSC's commercial paper borrowing programs and the majority of letters of credit for WPS Resources and WPSC. As of March 31, 2006, there was a total of $167.2 million and $28.2 million available under WPS Resources' and WPSC's credit lines, respectively.

Other Future Considerations

Agreement to Purchase Aquila's Michigan and Minnesota Natural Gas Distribution Operations

For an update on the acquisition of Aquila's Natural Gas Distribution Operations in Michigan and Minnesota, see Note 4, "Acquisition and Sales of Assets."

Beaver Falls

For a discussion of Beaver Falls outage, see Note 10, "Commitments and Contingencies."

Asset Management Strategy

WPS Resources continues to evaluate alternatives for the sale of the balance of our identified real estate holdings no longer needed for operation.

Regulatory Matters and Rate Trends

Under the prevailing Wisconsin fuel rules, WPSC's 2006 electric rates are subject to adjustment when electric generation fuel and purchased power costs fall outside of a pre-determined band. This band was set at +2.0% and -0.5%, for 2006 by the PSCW. On March 8, 2006, the PSCW filed a notice of proceeding to review fuel rates as WPSC fuel costs were below the  -0.5% limit. On April 25, 2006, WPSC filed with the PSCW a stipulation and agreement with various interveners to refund a portion of the difference between fuel costs that were projected in the 2006 Wisconsin retail rate case and actual Wisconsin retail fuel costs incurred from January through March 2006 as well as the projected savings in April through June 2006. This refund will be a credit to customers' bills over the months of May 2006 to August 2006. A current liability of $9.4 million has been recorded at March 31, 2006 for a portion of the savings realized through March 31. Rates remain subject to refund under the agreement through the end of the year.

Because a significant portion of WPSC's electric load is served by natural gas-fired generation, the volatile nature of natural gas prices, and the relatively narrow tolerance band in Wisconsin, the likelihood for future rate adjustment in 2006 is strong. To mitigate the risk of the potential for unrecoverable fuel costs in 2006 due to market price volatility, WPSC is employing risk management techniques pursuant to its PSCW approved Risk Plan and Policy, including the use of derivative instruments such as futures and options.

The price of natural gas is currently high compared to historical levels. While the WPSC natural gas utility is authorized one-for-one recovery of prudently incurred natural gas costs in both the Wisconsin and Michigan jurisdictions, the currently high natural gas rates could impact the ability of retail customers to pay for natural gas service and, therefore, increase WPSC's exposure to write-offs during 2006.

In WPSC's 2006 retail electric rate proceeding, the PSCW applied a "financial harm" test when considering the rate recovery of deferred costs previously authorized for accounting purposes. While the application of a financial harm test is authorized, it has not been applied in the past by the PSCW when considering the rate recovery of costs that were previously authorized for deferral. In WPSC's 2006 rate proceeding, after applying the financial harm test, the PSCW disallowed rate recovery of the 2004 extended outage at Kewaunee. The PSCW also disallowed recovery of 50% of the pre-tax loss realized on the sale of Kewaunee. None of these disallowed costs were found to be imprudent by the PSCW. In light of the PSCW's decision, WPSC still believes it is probable that all regulatory assets recorded at March 31, 2006, will be able to be collected from ratepayers.

For a discussion of regulatory filings and decisions, see Note 16, "Regulatory Environment," in the Condensed Notes to Financial Statements.

In both 2005 and 2006, forecasting and monitoring fuel costs have become extremely difficult for both the PSCW and WPSC. These challenges can be attributed to the implementation of the MISO Day 2 market and the recent volatility in natural gas prices. The PSCW has received several applications from various Wisconsin electric utilities under the PSC Chapter 116 fuel rules for large rate increases due to increased gas prices, and, on February 7, 2006, the PSCW opened a docket to review the fuel rules. WPSC submitted comments in hopes that revisions will be made to the current fuel rules. WPSC believes that the PSCW's role should be one of approving a utility's overall fuel cost management plan and determining prudence after the fact.

Energy Efficiency and Renewables Act

On March 17, 2006, Wisconsin Governor Jim Doyle signed Senate Bill 459, the Energy Efficiency and Renewables Act, requiring that by 2015 10% of the state's electricity be generated from renewable sources, in an effort to increase the use of renewable energy in Wisconsin, promote the development of renewable energy technologies, and strengthen the state's energy efficiency programs. As of March 31, 2006, approximately 4% of WPS Resources' generation is from renewable sources. WPS Resources continuously evaluates alternatives for cost effective renewable energy sources and will secure reliable and efficient renewable energy sources to meet the 10% requirement by 2015.

Industry Restructuring - Michigan

Under the current Electric Choice program in Michigan, ESI established itself as a significant supplier to the industrial and commercial markets. However, prolonged high wholesale energy prices coupled with recently approved tariff changes for the regulated utilities have almost eliminated the savings customers can obtain from contracting with non-utility suppliers. As a result, many customers have returned to the bundled tariff service of the incumbent utilities. The high wholesale energy prices and tariff changes have caused a reduction in new business and renewals for ESI. ESI's Michigan retail electric business for the first quarter of 2006 declined to less than one-third the peak megawatts it was in 2005. However, both Detroit Edison and Consumers Energy have initiated proceedings before the MPSC for rate increases relating to the recovery of substantial power supply costs incurred but not included in rates in 2005. In addition, Electric Choice advocates continue their efforts at both the MPSC and the Legislature. These efforts focus on the removal and reversal of stranded cost charges and securing a corresponding energy benefit for Electric Choice customers who must pay Securitization and Nuclear Decommissioning charges.

The status of Michigan's electric markets and more specifically the MPSC's Capacity Needs Report of January 3, 2006, have been the subject of hearings in both the Senate and House Energy Committees. In addition, on April 6, 2006, Governor Granholm issued an Executive Directive instructing MPSC Chair Peter Lark to complete a state energy plan no later than December 31, 2006. If legislation rolling back the Electric Choice market is enacted, it could diminish the benefits of competitive supply for Michigan business customers. The impact on ESI of all the above coupled with the volatile wholesale power market could range from significantly increasing Michigan business to a possible decision by ESI to exit

Michigan's retail electric market and redirect resources to more vibrant markets. However, it is unlikely that the most significant stakeholder, the customer, will stand for any set of outcomes that eradicates Electric Choice. ESI is actively participating in the legislative and regulatory process in order to protect its interests in Michigan.

Expansion of Operations into Texas

In the fourth quarter of 2005, ESI began developing a product offering in the Texas retail electric market. Due to the thriving Texas market structure (unencumbered by a regulated offering that is not market based) and having been presented with a good opportunity to enter the Texas retail market, ESI hired experienced personnel in that region. ESI is currently developing systems, processes, and controls and expects to be an approved competitive supplier before the end of the second quarter with delivery to customers in the third quarter 2006. ESI previously had a market presence in Houston with natural gas producer services originators. While historically ESI limited its retail activities to the northeastern quadrant of the United States and the adjacent portion of Canada, the entry into the Texas market offers an opportunity to leverage the infrastructure and capability ESI developed to provide products and services that it believes customers will value.

Seams Elimination Charge Adjustment

For a discussion of SECA, see the Note 16, "Regulatory Environment," in the Condensed Notes to Financial Statements.

Income Taxes

-Section 29/45K Federal Tax Credits-

For a discussion of Section 29/45K federal tax credits, see the Note 10, "Commitments and Contingencies," in the Condensed Notes to Financial Statements.

-Peshtigo River Land Donation-

In 2004, WPS Resources submitted a request to have the IRS conduct a pre-filing review of a tax position related to its 2004 tax return. The tax position is related to the value of the Peshtigo River land donated to the WDNR in 2004, for which WPS Resources recorded a $4.1 million income tax benefit. In April 2006, the IRS notified WPS of their intent to audit the 2004 WPSR consolidated tax return. Based on an opening discussion, a limited issue focused examination will be conducted covering several issues, including the Peshtigo River Land donation. We believe our position is appropriate and will pursue this matter if challenged by the IRS upon examination of the tax return.

Environmental

See Note 10, "Commitments and Contingencies," in the Condensed Notes to Financial Statements for a detailed discussion of environmental considerations.

Midwest Independent Transmission System Operator

WPSC, UPPCO, and ESI are members of the MISO, which provides transmission service and operates a market in the Midwest, including Wisconsin and the Upper Peninsula of Michigan, and is based on a locational marginal pricing system. The pricing mechanism expanded the market from a physical market to also include financial instruments and is intended to send price signals to stakeholders where generation or transmission system expansion is needed.

Although the market has been operating well, there continues to be market issues that must be resolved. MISO Day 2 has the potential to significantly impact the cost of transmission for eastern Wisconsin and the Upper Peninsula of Michigan system, including WPSC and UPPCO, as well as ESI. Under this market-based approach, where there is abundant transmission capacity, overall costs should be less due to the ability to access lower cost generation from across the MISO footprint. For areas with narrowly constrained transmission capacity, such as Wisconsin and the Upper Peninsula of Michigan, costs could be higher due to the congestion and marginal loss pricing components. For the utilities in eastern Wisconsin and the Upper Peninsula of Michigan, mechanisms have been deployed to offset these potential increased costs in the first five years of the Day 2 market. If the market works appropriately, the costs to ESI, excluding the SECA (discussed in the Federal section within Note 16, "Regulatory Environment," in the Condensed Notes to Financial Statements), should be similar to the pre-Day 2 market costs. If there are incremental costs or savings to WPSC and UPPCO, they will be passed through to our customers under existing tariffs. WPSC and UPPCO received approval from their respective commissions to defer costs associated with implementation of the MISO Day 2 market ($21.5 million has been deferred through March 31, 2006); however, WPSC and UPPCO face regulatory risk associated with being able to collect these costs from customers in future periods.

WPSC has established an energy market risk policy and a risk management plan to facilitate utilization of financial instruments for managing market risks associated with the Day 2 energy market. The PSCW has approved this plan, allowing WPSC to pass the costs and benefits of several specific risk management strategies through the PSCW's fuel rules, deferral, or escrow processes. As of March 31, 2006, risk mitigation opportunities have been implemented to manage both regulatory risk and risks associated with the Day 2 energy market.

MISO participants offer their generation and bid their customer load into the market on an hourly basis. This results in net receipts from, or net obligations to, MISO for each hour of each day. MISO aggregates these hourly transactions and currently provides updated settlement statements which may reflect billing adjustments and result in an increase or decrease to the net receipt from or net obligation to MISO. The billing adjustments may or may not be recovered through the rate recovery process. Market participants may dispute the updated settlement statements and related charges.

At the end of each month, the amount due from or payable to MISO is estimated for those operating days where a 7-day settlement statement is not yet available, thus significant changes in the estimates and new information provided by MISO in subsequent settlement statements or through tariff interpretation changes could have a material impact on our results of operations.

MARKET PRICE RISK MANAGEMENT ACTIVITIES - WPS RESOURCES

Market price risk management activities include the electric and natural gas marketing and related risk management activities of ESI, along with oil options used to mitigate the risk of an increase in oil prices that could reduce the amount of Section 29/45K federal tax credits that could be recognized. ESI's marketing and trading operations manage power and natural gas procurement as an integrated portfolio with its retail and wholesale sales commitments. Derivative instruments are utilized in these operations. ESI measures the fair value of derivative instruments (including NYMEX exchange and over-the-counter contracts, options, natural gas and electric power physical fixed price contracts, basis contracts, and related financial instruments) on a mark-to-market basis. The fair value of derivatives is included in assets or liabilities from risk management activities on WPS Resources' Condensed Consolidated Balance Sheets.

The offsetting entry to assets or liabilities from risk management activities is to other comprehensive income or earnings, depending on the use of the derivative, how it is designated, and if it qualifies for hedge accounting. The fair values of derivative instruments are adjusted each reporting period using various market sources and risk management systems. The primary input for natural gas and oil pricing is the settled forward price curve of the NYMEX exchange. Basis pricing is derived from published indices and documented broker quotes. ESI bases electric prices on published indices and documented broker quotes. The following table provides an assessment of the factors impacting the change in the net value of ESI's assets and liabilities from risk management activities for the three months ended March 31, 2006.

ESI Mark-to-Market Roll Forward (Millions)	Oil Options	Natural Gas	Electric	Total

Fair value of contracts at December 31, 2005	$23.6	$8.2	$29.8	$61.6
Less - contracts realized or settled during period	1.1	(11.4)	3.3	(7.0)
Plus - changes in fair value of contracts in existence at March 31, 2006	8.7	33.0	29.7	71.4
Fair value of contracts at March 31, 2006	$31.2	$52.6	$56.2	$140.0

The fair value of contracts at December 31, 2005, and March 31, 2006, reflects the values reported on the balance sheet for net mark-to-market current and long-term risk management assets and liabilities as of those dates. Contracts realized or settled during the period includes the value of contracts in existence at December 31, 2005, that were no longer included in the net mark-to-market assets as of March 31, 2006, along with the amortization of those derivatives later designated as normal purchases and sales under SFAS No. 133. Changes in fair value of existing contracts include unrealized gains and losses on contracts that existed at December 31, 2005, and contracts that were entered into subsequent to December 31, 2005, which are included in ESI's portfolio at March 31, 2006. In the above table, "changes in fair value of contracts in existence at March 31, 2006" also includes gains and losses at the inception of contracts when a liquid market exists. There were, in many cases, offsetting positions entered into and settled during the period resulting in gains or losses being realized during the current period. The realized gains or losses from these offsetting positions are not reflected in the table above.

Market quotes are more readily available for short duration contracts (generally for contracts with a duration of less than five years). The table below shows the sources of fair value and maturity of ESI's risk management instruments.

ESI Risk Management Contract Aging at Fair Value As of March 31, 2006
Source of Fair Value (Millions)	Maturity Less Than 1 Year	Maturity 1 to 3 Years	Maturity 4 to 5 Years	Total Fair Value
Prices actively quoted	$41.8	$7.7	$1.1	$50.6
Prices provided by external sources	56.1	22.122.1	11.1	89.3
Prices based on models and other valuation methods	0.1	-	-	0.1
Total fair value	$98.0	$29.8	$12.2	$140.0

We derive the pricing for most contracts in the above table from active quotes or external sources. "Prices actively quoted" includes exchange-traded contracts such as NYMEX contracts and basis swaps. "Prices provided by external sources" includes electric and natural gas contract positions for which pricing information, used by ESI to calculate fair value, is obtained primarily through broker quotes and other publicly available sources. "Prices based on models and other valuation methods" includes electric contracts for which reliable external pricing information does not exist.

ESI employs a variety of physical and financial instruments offered in the marketplace to limit risk exposure associated with fluctuating commodity prices and volumes, enhance value, and minimize cash flow volatility. However, the application of SFAS No. 133 and its related hedge accounting rules causes ESI to experience earnings volatility associated with electric and natural gas operations, as well as oil options utilized to protect the value of a portion of ESI's Section 29/45K federal tax credits. While risks associated with power generating capacity and power and natural gas sales are economically hedged, certain transactions do not meet the definition of a derivative or do not qualify for hedge accounting under generally accepted accounting principles. Consequently, gains and losses from these positions may not match with the related physical and financial hedging instruments in some reporting periods. The result can cause volatility in ESI's reported period-by-period earnings; however, the financial impact of this timing difference will reverse at the time of physical delivery and/or settlement. The accounting treatment does not impact the underlying cash flows or economics of these transactions. See "Results of Operations - WPS Resources" for information regarding earnings volatility caused by the natural gas storage cycle.

CRITICAL ACCOUNTING POLICIES - WPS RESOURCES

In accordance with the rules proposed by the SEC in May 2002, we reviewed our critical accounting policies for new critical accounting estimates and other significant changes. We found that the disclosures made in our Annual Report on Form 10-K for the year ended December 31, 2005, which are included in this Current Report on Form 8-K, are still current and that there have been no significant changes.